AGREEMENT FOR PROFESSIONAL SERVICES

     AGREEMENT made this 10th day of March, 2000, between Vista Vacations, Inc., a Florida corporation, hereinafter referred to as the "Client" and Wiwebs.com, inc., a Florida corporation hereinafter referred to as "WRI" or the "Professional" ;

                                    Recitals

     The Client is engaged in the business of marketing vacation packages and has its principal place of business at Margate, Florida.

     The Client is currently engaged in a project to modernize and update its website and desires to engage the services of the Professional to assist in such project and to render services on the terms and conditions provided in this agreement.

     The Professional is a website design and hosting company, duly licensed to do business in the State of Florida, and desires to render professional services for the Client as provided herein.

     THEREFORE, the Client engages the services of the Professional and in consideration of the mutual promises contained in this agreement, the parties agree as follows:

                                      Term

1. This agreement shall be for a minimum one year period, commencing on or about March 1, 2000.



                                    Services

2. The Professional will perform the following services at the prescribed rates and payment schedule to this Client only:

         Phase 1:

         $2500.00 For the Opening Flash (a 10-15 second presentation).

         $100.00 per hour for design and graphics

         $125.00 per hour for database programming and IT work.

         Minimum of $125.00 per month to maximum of $600.00 per month for the co-location of the server and the administration fees, to begin on or about July 1st 2000 if applicable.

     A live Stats package will be provided free with the purchase of the contract.

     Services will also include the following: 1) an Initial Set-Up, including the compilation of required agent database information; 2) Database Interface, which will allow Client to utilize the information in the database to send membership forms, create reports, et al; 3) Creation of an Inactive Agent database; 4) EMHL Function Database, which will allow Client to send E-mails to one or all members of travel programs; 5) Auto reports as identified, which will automatically run as the parameters are set; 6) Auto Response, which is required for member sign-ups; 7) Password Protection, which allows the system to assign a user-ID and Password to members to allow them to access the Agent-only sections;
8) CGI Forms; 9)Locator site; 10) Replicator sites; 11) live stats package


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1.       Both parties  understand  and agree that this contract is limited to 12 months and can be renewed if both parties agree the relationship has met with both parties' expectations.

2. WRI understands and agrees "that time is of the essence" in creating and updating Vista's website and online reservation system, which therefore may require extra hours over and above the maximum $10,000.00 budget allowance to be paid to WRI, thereby requiring deferred payments to WRI from Vista. Vista understands and agrees that this contract is for $120,000.00, Should WRI bill $120,000 in hourly increments prior to the end of the 12 month period, Vista agrees to continue to pay WRI $10,000.00 per month even if ongoing work has ceased. Of course, any additional terms can be worked out at any time, but must be in writing.

         b. To maintain Vista's continuity, and create new "design and graphics", WRI anticipates there will be the same amount of information in the new site as was in Vista's old site, approximately 56 pages for the beginning process. It takes approximately 1.67 hours per page for the creation of new design for an initial cost of $9,352.00. This does not necessarily need to be the first priority and can be assessed prior to starting. This amount is included in the bill-paying agreement of $10,000.00 per month.

         c. WRI will include the networking of Vista's in-house computers as part of the start-up using one Vista's existing servers as the network server. This will take approximately 4-8 hours including all necessary wiring and materials at $125.00 per hour. WRI will also include free database training at 1 day per week for 5 weeks to ensure efficiency for all concerned. Database programming will include but not be limited to: In-house online inventory, including prompt and search capabilities, reservation forms including our enrollment form with charge card payment capability which will have a "shipping fee" to offset applicable points and Free emails for all Vista In-house agents.

         d. The monthly fee for collocation of the server and the administration fees will not begin until the site is published and in the tweaking stage, and will range between $125.00 per month and $600.00 per month depending on the size of the site and its components to begin on or about July 1st, 2000.

         Phase 2:

     Phase 2 of this proposal is for the CD-ROM marketing disc. .WRI will provide the Client a 2-3 minute flash presentation on CD-ROM along with Internet Explorer 5.0, which together with the website address, will provide a gateway to the Internet for those who install it into their computer. This will increase traffic to the site and give ease in location as well. One time set-up fee will be $1600.00, and the price of dics is $8.00 each when sold in 100 bulk quantities.

     Phase 2 also includes online tutorial classes, with time lengths expected to be 5-12 minutes each of presentation. Additionally, Phase 2 will include the expansion of the website, including additional database features such as International Agent Locators, 2-page sites for individual agents, and Search capabilities to locate information for both Agents and Customers.


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

         Phase 3:

     Phase 3 is attached as Exhibit "A" and incorporated herewith.

                           Use of Agents or Assistants

         3. To the extent reasonably necessary to enable the Professional to perform the duties under this contract, the Professional is authorized to engage the services of any agents or assistants that the Professional may deem proper and further to employ, engage, or retain the services of such other persons or corporations to aid or assist the Professional in the proper performance of the duties. The cost of the services of agents or assistants shall not be chargeable directly to the Client, nor shall any expenses incurred by the Professional in engaging such agents or assistants be reimbursed by the Client without the expressed written consent of the Client.

                       Facilities, Supplies, and Equipment

         4. Facilities will be the production offices of WRI.

                              Schedule of Payments

         5. For services to be rendered under this agreement, the Professional shall be paid as follows: $10,000.00 as a retainer fee on commencement of this agreement and the balance at the rate of $10,000.00 per month on the first day of each month following the commencement of this Agreement. Failure to make payment as stated above may result in the downloading of Client website onto disc without access to Client until all balances are paid in full.

                                Devotion of Time

         6. The Professional shall devote such time to the performance of the duties under this agreement as is reasonably necessary for a satisfactory performance. Should the Client require additional services not included in this agreement, the Professional shall make a reasonable effort to perform the additional services without decreasing the effectiveness of the performance of the duties required by this contract.

                                Entire Agreement

         7. This agreement supersedes any and all other agreements, either oral or in writing, between the parties to this agreement with respect to its subject matter, and no other agreement, statement, or promise relating to the subject matter of this agreement that is not contained in it shall be valid or binding.

                                   Assignment

         8. Neither this agreement nor any duties or obligations under this agreement shall be assignable by the Professional without the prior written consent of the Client. In the event of an assignment by the Professional to which the Client has consented, the assignee or the assignee's legal representative shall agree in writing with the Client to personally assume, perform, and be bound by the covenants, obligations, and agreements contained in this contract.

                             Successors and Assigns

         9. Subject to the provision regarding assignment, this agreement shall be binding on the heirs, executors, administrators, legal representatives, successors, and assigns of the respective parties.


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                                 Attorney's Fees

         10. If any action at law or in equity is brought to enforce or interpret the provisions of this agreement, the prevailing party shall be entitled to reasonable attorney's fees in addition to any other relief that may be available.

                                  Governing Law

         11. The validity of this agreement and of any of its terms or provisions, as well as the rights and duties of the parties to this agreement, shall be governed by the laws of the State of Florida.

                                    Amendment

         12. This agreement may be amended by the mutual agreement of the contracting parties in a writing to be attached to and incorporated into this agreement.

                               Legal Construction

         13. In case any one or more of the provisions contained in this agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, this invalidity, illegality, or unenforceability shall not affect any other provision of this agreement and this agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.

         Executed at Margate [city], Florida [state], on the day and year first written above.

                                                    WRI Webs.com

                                                 by: /s/ Debrah Grant
                                                     __________________________
                                                [signature of professional]

                                                   Vista Vacations international

                                                 by: /s/ Teri Nadler, President
                                                     __________________________
                                                    {signature of client]

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